Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (No. 333-191573) on Form S-4 of Atlas Pipeline Partners, L.P. of our report dated April 15, 2013 related to the consolidated financial statements of TEAK Midstream, LLC and subsidiaries as of and for the year ended December 31, 2012, which is included in the Current Report on Form 8-K/A filed by Atlas Pipeline Partners, L.P. on July 18, 2013. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

November 20, 2013